EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Registration Statement of Verizon Wireless Inc. on Form S-1 of our report dated April 21, 2000 on the combined balance sheet of Vodafone AirTouch Plc U.S. Cellular and Paging Operations as of December 31, 1999 and the combined statements of operations, changes in stakeholder's equity and cash flows for the six months ended December 31, 1999 and the six months ended June 30, 1999, appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
San Francisco, CA

August 22, 2000